Exhibit 99.1

GAP INC. REPORTS FOURTH QUARTER EARNINGS PER SHARE UP 50 PERCENT

Company Achieves 18 Percent Increase in Full Year Earnings Per Share

SAN FRANCISCO – February 25, 2010 – Delivering its third consecutive year of double-digit earnings per share growth, Gap Inc. (NYSE:GPS) today reported earnings per share for fiscal year 2009 increased 18 percent to $1.58 per share on a diluted basis, compared with $1.34 per share on a diluted basis for fiscal year 2008. Net earnings grew by $135 million to $1.1 billion from $967 million last year.

The earnings results were driven by improved sales in the quarter and continued margin improvement.

“Led largely by our progress at Old Navy, we ended 2009 with a much-improved economic model and strong balance sheet,” said Glenn Murphy, chairman and chief executive officer of Gap Inc. “We’re now ready for our business to grow and move forward, as we aim to gain market share in North America and make a series of investments to bring our well-known brands to more customers around the world.”

By the end of 2010, Gap Inc. plans to make targeted, long-term growth investments such as: rolling out the new Old Navy store model to an additional 200 stores; opening its first Gap stores in China and Italy; expanding Banana Republic in Europe; adding more Outlet stores in Canada, Europe and Asia; and leveraging its online shopping platform to bring several of its brands to customers in Canada and the United Kingdom, as well as nine additional countries in Europe.

Financial Performance Highlights

•	Fourth quarter diluted earnings per share increased 50 percent to $0.51 from $0.34 last year.

•	Fourth quarter net sales increased 4 percent to $4.24 billion compared with $4.08 billion last year.

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Fourth quarter gross margin increased 550 basis points to 39.5 percent; fourth quarter operating margin increased 410 basis points to 13.9 percent, the highest fourth quarter operating margin in more than a decade.

•	Fiscal year 2009 diluted earnings per share increased 18 percent to $1.58 compared with $1.34 last year.

•	Fiscal year 2009 gross margin increased 280 basis points to 40.3 percent; operating margin increased 210 basis points to 12.8 percent.

•	Fiscal year 2009 free cash flow was $1.6 billion.

Fourth Quarter Results

For the fourth quarter, which ended January 30, 2010, the company’s net earnings increased 45 percent to $352 million, or $0.51 per share on a diluted basis, compared with $243 million, or $0.34 per share on a diluted basis, for the same period last year.

Fourth quarter net sales were $4.24 billion compared with $4.08 billion for the fourth quarter of last year. The company’s fourth quarter comparable store sales increased 2 percent compared with a decrease of 14 percent in the fourth quarter of last year. The company’s online sales for the fourth quarter increased 3 percent to $329 million, compared with $319 million for the fourth quarter of last year.

Fiscal Year 2009 Results

Net sales for the 52 weeks ended January 30, 2010 were $14.20 billion compared with $14.53 billion for the 52 weeks ended January 31, 2009. The company’s fiscal year 2009 comparable store sales decreased 3 percent compared with a decrease of 12 percent for the prior year. The company’s online sales for fiscal year 2009 increased 9 percent to $1.12 billion, compared with $1.03 billion in the prior year.

Sales Results

The following table represents the company’s comparable store sales and net sales for the fourth quarter and fiscal year 2009 compared with the prior year:

	Fourth Quarter Comparable Store Sales		Fourth Quarter Net Sales		Fiscal Year Comparable Store Sales		Fiscal Year Net Sales
	2009	2008	2009	2008	2009	2008	2009	2008
Gap North America	-1%	-13%	$1.1 billion	$1.1 billion	-7%	-8%	$3.8 billion	$4.2 billion
Banana Republic North America	-2%	-15%	$664 million	$664 million	-9%	-10%	$2.2 billion	$2.4 billion
Old Navy North America	7%	-17%	$1.6 billion	$1.5 billion	3%	-17%	$5.3 billion	$5.2 billion
International *	-2%	-4%	$514 million	$469 million	-4%	-4%	$1.6 billion	$1.6 billion
Gap Inc. Direct	n/a	n/a	$329 million	$319 million	n/a	n/a	$1.1 billion	$1.0 billion

*	Excludes wholesale business and franchise business

Additional Results and 2010 Outlook

Earnings per Share

The company expects diluted earnings per share of $1.70 to $1.75 for fiscal year 2010.

Operating Margin

The company expects operating margin for fiscal year 2010 to grow to about 13 percent.

Share Repurchases

During the fourth quarter, the company repurchased about 19 million shares for a total of $413 million. For fiscal year 2009, the company repurchased about 24 million shares for a total of $510 million.

In a separate release today, the company announced that its Board of Directors authorized an additional $1 billion share repurchase program.

Dividends

The company paid a dividend of $0.085 per share during the fourth quarter.

In a separate release today, the company announced that its Board of Directors intends to increase the annual dividend per share from $0.34 to $0.40 for fiscal year 2010. The Board of Directors declared the first quarterly dividend of $0.10 per share payable on April 28, 2010 to shareholders of record at the close of business on April 7, 2010. Additional quarterly dividends are expected to be paid in July, October and January.

Cash and Cash Equivalents and Short-term Investments

The company ended the fourth quarter with $2.6 billion in cash and cash equivalents and short-term investments. For fiscal year 2009, free cash flow, defined as net cash provided by operating activities less purchases of property and equipment, was an inflow of $1.6 billion compared with an inflow of $981 million last year. Please see the reconciliation of free cash flow, a non-GAAP financial measure, from the GAAP financial measure in the tables at the end of this release.

Effective Tax Rate

The effective tax rate was 40.0 percent for the fourth quarter of fiscal year 2009. The effective tax rate for fiscal year 2009 was 39.3 percent. The company expects the effective tax rate to be about 39 percent for fiscal year 2010.

Inventory

On a year-over-year basis, the company reported that inventory per square foot was down 1 percent at the end of the fourth quarter. The company expects inventory per square foot at the end of the first quarter of fiscal year 2010 to be up in the mid-single digits compared with a 12 percent decline at the end of the first quarter of fiscal year 2009. Please see the Financials section under the Investors tab on www.gapinc.com for the company’s explanation of numerical range guidance.

Depreciation and Amortization

Fiscal year 2009 depreciation and amortization expense, net of amortization of lease incentives, was $573 million. The company expects depreciation and amortization expense for fiscal year 2010 to be about $550 million.

Capital Expenditures

Fiscal year 2009 capital expenditures were $334 million. The company expects fiscal year 2010 capital spending to increase to about $575 million, driven by Old Navy store remodels, new international store openings and the online launch in Europe and Canada.

Operating Expenses

Fiscal year 2009 operating expenses were about flat to last year.

Real Estate

During the fourth quarter of fiscal year 2009, the company opened 11 store locations and closed 59 store locations.

For fiscal year 2009, the company opened 47 store locations and closed 101 store locations.

The company ended fiscal year 2009 with 3,095 store locations, and net square footage decreased 1.8 percent from the end of fiscal year 2008.

For fiscal year 2010, the company expects to open about 65 stores, weighted towards international and outlet. The company expects that it will close about 110 stores, weighted towards Gap brand. Square footage is expected to decrease about 3 percent for fiscal year 2010.

	Quarter Ended January 30, 2010
	Beginning Q4 Store Locations	Store Locations Opened	Store Locations Closed	Net Store Locations End of Q4	Sq. Ft. (millions)
Gap North America	1,173	4	25	1,152	11.5
Gap Europe	180	2	4	178	1.6
Gap Asia	120	1	1	120	1.1
Old Navy North America	1,059	1	21	1,039	19.5
Banana Republic North America	582	2	8	576	4.9
Banana Republic Asia	27	—	—	27	0.2
Banana Republic Europe	2	1	—	3	—

Total	3,143	11	59	3,095	38.8

Webcast and Conference Call Information

Mark Webb, vice president, Investor Relations, will host a summary of Gap Inc.’s fourth quarter fiscal year 2009 results in a live conference call and real-time webcast at approximately 5 p.m. Eastern time today. Mr. Webb will be joined by Glenn Murphy, Gap Inc. chairman and chief executive officer, and Sabrina Simmons, Gap Inc. chief financial officer.

To access the conference call, please dial (800) 374-0168, or (706) 634-0994 for international callers. The webcast is located on the Conference Calls & Webcasts page in the Financials section of www.gapinc.com. Replay of this event will be made available on (800) GAP-NEWS for four weeks after this announcement and archived on www.gapinc.com.

February Sales

The company will report February sales on March 4, 2010.

Forward-Looking Statements

This press release and related conference call and webcast contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding: (i) gaining market share in North America; (ii) Old Navy store remodels in fiscal year 2010; (iii) store openings in Italy and China in fiscal year 2010; (iv) expanding Banana Republic in Europe in fiscal year 2010; (v) international Outlet expansion in fiscal year 2010; (vi) online launch in Europe and Canada in fiscal year 2010; (vii) earnings per share for fiscal year 2010; (viii) operating margin for fiscal year 2010; (ix) share repurchases; (x) dividend amounts and timing in fiscal year 2010; (xi) effective tax rate for fiscal year 2010; (xii) inventory per square foot at the end of the first quarter of fiscal year 2010; (xiii) depreciation and amortization for fiscal year 2010; (xiv) capital expenditures for fiscal year 2010; (xv) store openings and closings for fiscal year 2010; (xvi) real estate square footage for fiscal year 2010; (xvii) growing top line and delivering earnings growth; (xviii) maintaining discipline on costs and expanding return on invested capital; (xix) returning excess cash to shareholders; (xx) dividend amounts and timing in fiscal year 2010; (xxi) share repurchases; (xxii) gross margin expansion; (xxiii) average unit cost savings; (xxiv) occupancy costs; (xxv) higher sales; (xxvi) impact of investments in 2010 and over time; and (xxvii) operating expenses as a rate of sales.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following: the risk that adjustments to the company’s unaudited financial statements may be identified through the course of the company’s independent registered public accounting firm completing its integrated audit of the company’s financial statements and financial controls; the risk that additional information may arise during the company’s close process or as a result of subsequent events that would require the company to make adjustments to the financial information; the risk that the adoption of new accounting pronouncements will impact future results; the risk that the company will be unsuccessful in gauging fashion trends and changing consumer preferences; the risk that changes in general economic conditions, consumer confidence, or consumer spending patterns will have a negative impact on the company’s financial performance or strategies; the highly competitive nature of the company’s business in the United States and internationally and its dependence on consumer spending patterns, which are influenced by numerous other factors; the risk that the company will be unsuccessful in identifying and negotiating new store locations and renewing leases for existing store locations effectively; the risk that comparable store sales and margins will experience fluctuations; the risk that the company will be unsuccessful in implementing its strategic, operating and people initiatives; the risk that adverse changes in the company’s credit ratings may have a negative impact on its financing costs, structure and access to capital in future periods; the risk that changes to the company’s information technology systems may disrupt its operations; the risk that trade matters, events causing disruptions in product shipments from China and other foreign countries, or an inability to secure sufficient manufacturing capacity may disrupt the company’s supply chain or operations; the risk that the company’s efforts to expand internationally may not be successful and could impair the value of its brands; the risk that acts or omissions by the company’s third party vendors, including a failure to comply with the company’s code of vendor conduct, could have a negative impact on the company’s reputation or operations; the risk that changes in the regulatory or administrative landscape could adversely affect the company’s financial condition and results of operations; the risk that the company does not repurchase some or all of the shares it anticipates purchasing pursuant to its repurchase program; and the risk that the company will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits; any of which could impact net sales, costs and expenses, and/or planned strategies. Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2009. Readers should also consult the company’s quarterly report on Form 10-Q for the fiscal quarter ended October 31, 2009.

These forward-looking statements are based on information as of February 25, 2010. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.

Gap Inc. is a leading global specialty retailer offering clothing, accessories and personal care products for men, women, children and babies under the Gap, Banana Republic, Old Navy, Piperlime and Athleta brand names. Fiscal 2009 sales were $14.2 billion. Gap Inc. operates about 3,100 stores in the United States, the United Kingdom, Canada, France, Japan and Ireland. In addition, Gap Inc. is expanding its international presence with franchise agreements in Asia, Europe, Latin America and the Middle East. For more information, please visit www.gapinc.com.

Investor Relations:

Aina Konold

(415) 427-4454

Media Relations:

Kris Marubio

(415) 427-1798

press@gap.com

The Gap, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

($ in millions)	January 30, 2010	January 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$2,348	$1,715
Short-term investments	225	—
Restricted cash	18	41
Merchandise inventory	1,477	1,506
Other current assets	596	743

Total current assets	4,664	4,005
Property and equipment, net	2,628	2,933
Other long-term assets	693	626

Total assets	$7,985	$7,564

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$—	$50
Accounts payable	1,027	975
Accrued expenses and other current liabilities	1,063	1,076
Income taxes payable	41	57

Total current liabilities	2,131	2,158
Lease incentives and other long-term liabilities	963	1,019
Total stockholders’ equity	4,891	4,387

Total liabilities and stockholders’ equity	$7,985	$7,564

The Gap, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

UNAUDITED

	13 Weeks Ended		52 Weeks Ended
($ and shares in millions except per share amounts)	January 30, 2010	January 31, 2009	January 30, 2010	January 31, 2009
Net sales	$4,236	$4,082	$14,197	$14,526
Cost of goods sold and occupancy expenses	2,563	2,693	8,473	9,079

Gross profit	1,673	1,389	5,724	5,447
Operating expenses	1,086	991	3,909	3,899

Operating income	587	398	1,815	1,548
Interest, net	—	(3)	(1)	(36)

Income before income taxes	587	401	1,816	1,584
Income taxes	235	158	714	617

Net income	$352	$243	$1,102	$967

Weighted-average number of shares - basic	686	705	694	716
Weighted-average number of shares - diluted	693	706	699	719

Earnings per share - basic	$0.51	$0.34	$1.59	$1.35
Earnings per share - diluted	$0.51	$0.34	$1.58	$1.34

The Gap, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

UNAUDITED

	52 Weeks Ended
($ in millions)	January 30, 2010	January 31, 2009
Cash flows from operating activities:
Net income	$1,102	$967
Depreciation and amortization (a)	573	568
Change in merchandise inventory	43	51
Other cash flows from operating activities, net	210	(174)

Net cash provided by operating activities	1,928	1,412

Cash flows from investing activities:
Purchases of property and equipment	(334)	(431)
Proceeds from sale of property and equipment	1	1
Purchases of short-term investments	(350)	(75)
Maturities of short-term investments	125	251
Acquisition of business, net of cash acquired	—	(142)
Change in restricted cash	21	(1)
Change in other long-term assets	—	(1)

Net cash used for investing activities	(537)	(398)

Cash flows from financing activities:
Payments of long-term debt	(50)	(138)
Proceeds from share-based compensation, net of withholding tax payments	56	75
Repurchases of common stock	(547)	(705)
Excess tax benefit from exercise of stock options and vesting of stock units	4	6
Cash dividends paid	(234)	(243)

Net cash used for financing activities	(771)	(1,005)

Effect of exchange rate fluctuations on cash	13	(18)

Net increase (decrease) in cash and cash equivalents	633	(9)
Cash and cash equivalents at beginning of period	1,715	1,724

Cash and cash equivalents at end of period	$2,348	$1,715

(a)	Depreciation and amortization is net of amortization of lease incentives.

The Gap, Inc.

SEC REGULATION G

UNAUDITED

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

	52 Weeks Ended
($ in millions)	January 30, 2010	January 31, 2009
Net cash provided by operating activities	$1,928	$1,412
Less: purchases of property and equipment	(334)	(431)

Free cash flow (a)	$1,594	$981

(a)	Free cash flow is a non-GAAP financial measure. We believe free cash flow is an important metric because it represents a measure of how much cash a company has available after the deduction of capital expenditures, as we require regular capital expenditures to build and maintain stores and purchase new equipment to improve our business. We use this metric internally, as we believe our sustained ability to generate free cash flow is an important driver of value creation. However, this non-GAAP financial measure is not intended to supersede or replace our GAAP results.